Exhibit 99.A

AUDITED FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE

NOVA Chemicals Inc. Capital Accumulation Plan

Years ended December 31, 2003 and 2002

with Report of Independent Registered Public Accounting Firm

NOVA Chemicals Inc.

Capital Accumulation Plan

Audited Financial Statements and

Supplemental Schedule

Years ended December 31, 2003 and 2002

Report of Independent Registered Public Accounting Firm

The Audit, Finance and Risk Committee

NOVA Chemicals Inc.

  Capital Accumulation Plan

We have audited the accompanying statements of net assets available for benefits of the NOVA Chemicals Inc. Capital Accumulation Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2003 and 2002, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets held at December 31, 2003 is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

April 23, 2004

NOVA Chemicals Inc.

Capital Accumulation Plan

Statements of Net Assets Available for Benefits

	December 31
	2003	2002

Assets
Investments, at fair value (Note 3)	$12,689,453	$7,999,366
Participant loans	258,851	275,258
Total investments	12,948,304	8,274,624

Cash	3,778	—
Contributions receivable	—	50,160
Other receivable	1,904	4,036
Net assets available for benefits	$12,953,986	$8,328,820

See accompanying notes.

NOVA Chemicals Inc.

Capital Accumulation Plan

Statements of Changes in Net Assets Available for Benefits

	Years ended December 31
	2003	2002

Investment income (loss):
Interest	$135,112	$123,235
Dividends	54,290	69,979
Realized and unrealized appreciation (depreciation) in fair value of investments	3,246,916	(993,624)
Net investment income (loss)	3,436,318	(800,410)

Contributions:
Employer	536,536	528,318
Participating employees	823,280	808,079
Employee rollovers	4,904	7,570
	1,364,720	1,343,967
Total investment income (loss) and contributions	4,801,038	543,557

Distributions to participants	(171,902)	(1,136,150)
Other	(3,970)	—
Increase (decrease) in net assets available for benefits	4,625,166	(592,593)

Net assets available for benefits at beginning of year	8,328,820	8,921,413
Net assets available for benefits at end of year	$12,953,986	$8,328,820

See accompanying notes.

NOVA Chemicals Inc.

Capital Accumulation Plan

Notes to Financial Statements

Year ended December 31, 2003 and 2002

1. Description of the Plan

The following description of NOVA Chemicals Inc. Capital Accumulation Plan (the Plan) provides only general information. Participants should refer to the summary plan description for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan which was established by the Board of Directors of NOVA Chemicals Inc. (the Company) on October 1, 1996 to provide the union employees of the Beaver Valley Plant and the Indian Orchard Site (who joined the amended plan on January 1, 2000) the opportunity to save for their future financial needs. Employees are eligible to participate in the Plan on their date of employment. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Contributions

Participants may make qualified contributions to the Plan of not less than one percent (1%) nor more than 100% (10% for highly-compensated employees) of their pretax or after-tax base compensation, not exceeding $12,000 and $11,000 in total in the calendar years 2003 and 2002, respectively. All employee contributions are made through payroll deductions and are subject to maximum and minimum contribution limitations as determined by the Internal Revenue Service. Contributions and any investment earnings are not taxable until withdrawn.

For Beaver Valley Plant participants, the Company contributes on behalf of the employee two percent (2%) for each one percent (1%) of employee contributions up to a maximum six percent (6%) company contribution. All company contributions for Beaver Valley Plant participants are allocated to the NOVA Chemicals Stock Fund.

For Indian Orchard Site participants, the Company contributes on behalf of the employee one-half percent (0.5%) for each one percent (1%) of employee contributions up to a maximum four percent (4%) company contribution.

Participant Account, Vesting, and Distributions

Each participant’s account is credited with the participant’s and employer’s contributions and allocations of the Plan’s earnings. Allocations are based on participant account balances. Each participant is, at all times, one hundred percent (100%) vested in their member accounts. Upon normal retirement or termination of employment, a participant or beneficiary may receive the value of their account. Distributions are made in lump-sum payments.

Participant Loans

Loans are available to all participants, other than participants who have terminated employment from the Company, enabling them to borrow a minimum of $1,000 up to the lesser of $50,000 or fifty percent (50%) of the participant’s vested account balance. The loans bear interest at a rate commensurate with local prevailing rates as determined by the plan administrator. The current loan accounts bear interest at rates of six percent (6%) to eleven and one-half percent (11.5%), are secured by the assets in the member’s account, and must be repaid within five years.

Administration

The Company is the designated administrator of the Plan. The Company may delegate its administrative responsibilities to another person or persons, but shall remain the named fiduciary under ERISA, as amended.

Trustee

The investments are held under the terms of a trust agreement with The Charles Schwab Trust Company.

Termination Provisions

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions and terminate the Plan subject to the provisions of ERISA.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Investment Valuation and Income Recognition

Investments are stated at fair market value. The units/shares are valued at quoted market prices which represent the net asset values of units/shares held by the Plan at year-end. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Costs of securities sold are valued at average unit cost.

Administrative Costs

All investment fees (included in investment income (loss) on the statements of changes in net assets available for benefits) are paid from the Plan’s assets. All other administrative costs are paid by the Plan’s sponsor with the exception of the origination fee for loans, which are paid directly by the employee.

3. Investments

Investments that represent five percent (5%) or more of the fair value of the Plan’s net assets are as follows:

	December 31
	2003	2002

NOVA Chemicals Stock Fund*	$5,458,318	$3,406,399
Fidelity Equity Income II Fund	1,446,668	952,645
Fidelity Magellan Fund	1,053,905	731,382
TransCanada Pipeline Stock Fund	1,001,312	629,313
PIMCO Total Return Fund	823,042	608,685

*Nonparticipant-directed

During 2003 and 2002, the Plan’s investments (including investments purchased, sold as well as held during the year) appreciated (depreciated) in fair value as determined by quoted market prices as follows:

	December 31
	2003	2002

Common stock	$2,120,094	$(91,273)
Shares of registered investment companies	1,126,822	(902,351)
	$3,246,916	$(993,624)

4. Nonparticipant-Directed Investments

Information about the net assets and the significant components of changes in net assets related to the nonparticipant-directed investments is as follows:

	December 31
	2003	2002

Investments, at fair value:
NOVA Chemicals Stock Fund	$5,458,318	$3,406,399

Investment income (loss):
Realized and unrealized appreciation (depreciation) in fair value of investments	$1,788,262	$(192,566)
	1,788,262	(192,566)

Contributions	383,285	460,824
Total investment income (loss) and contributions	2,171,547	268,258

Distributions to participants	(97,249)	(388,171)
Other	(22,379)	(44,650)
Increase (decrease) in net assets available for benefits	$2,051,919	$(164,563)

5. Income Tax Status

The Plan has received a determination letter from the Internal Revenue Service dated October 27, 2003, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the Code) and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax-exempt.

Supplemental Schedule

NOVA Chemicals Inc.

Capital Accumulation Plan

EIN:  36-3203832     Plan Number:  021

Schedule H, Line 4i—Schedule of Assets
(Held at End of Year)

December 31, 2003

Description of Assets	Units/Shares	Cost	Market Value

Investments:
NOVA Chemicals Stock Fund (1)	202,535	$3,212,077	$5,458,318
Fidelity Asset Manager Fund	27,803	451,484	438,179
Fidelity Equity Income II Fund	63,506	1,526,024	1,446,668
Fidelity Magellan Fund	10,783	1,096,791	1,053,905
Brown Capital Small Company Fund	7,030	204,751	209,012
PIMCO Total Return Fund	76,848	819,887	823,042
Schwab Stable Value Fund	31,470	454,529	465,276
Vanguard Index Trust 500 Portfolio	5,159	528,237	528,619
Strong Equity Growth Fund	16,860	349,610	289,824
Dreyfus Small Company Value Fund	15,701	320,586	357,982
ING International Value Fund	29,066	369,368	439,194
Morgan Stanley Institutional Mid-Cap Value Fund	8,642	161,242	177,502
TransCanada Pipeline Stock Fund	46,551	725,111	1,001,312
Schwab Money Market Fund		620	620
Total investments		10,220,317	12,689,453

Other:
Participant loans (2)			258,851
		$10,220,317	$12,948,304

(1) Represents party-in-interest to the Plan.

(2) Loans are available to all participants enabling them to borrow up to the lesser of $50,000  or fifty percent (50%) of the participant’s account balance, not including the NOVA Chemicals Stock Fund. The current loan accounts bear interest at rates of six percent (6%) to eleven and one-half percent (11.5%), are secured by the assets in the member’s account, and must be repaid within five years.